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                                                                       EXHIBIT 5

                     [SQUIRE, SANDERS & DEMPSEY LETTERHEAD]


                                 October 6, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         RE:     SUNRISE PRESCHOOLS, INC.
                 STOCK OPTION PLAN

Ladies and Gentlemen:

         We have acted as counsel to Sunrise Preschools, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of 240,000 shares of its Common Stock, $.01 par value (the "Shares"), issuable pursuant to the Company's Stock Option Plan (the "Plan").

         In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation, as amended, and the Bylaws of the Company.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

         2. The Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,


                                      /s/ Christopher D. Johnson
                                      Christopher D. Johnson